                                                                    Exhibit 99.1


                   Charles & Colvard Reports 104% Increase in

                         First Quarter Operating Income

MORRISVILLE, N.C., April 16, 2003 -- Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite - a created jewel available for use in fine jewelry - today reported operating results for the first quarter ended March 31, 2003.

The Company reported first quarter sales of $4.4 million resulting in income before taxes of $954,000 and net income of $532,000 or $.04 per diluted share. This represents a 5% increase over last year's first quarter sales of $4.2 million, a 91% gain over last year's pretax income of $500,000, a 6% increase in net income and a 97% improvement over 2002 pro forma net income of $271,000 or $.02 per diluted share.

During the fourth quarter of 2002, the Company recorded a one-time $6.7 million non-operating and non-cash addition to earnings due to the expected realization of deferred tax benefits from tax net operating loss carryforwards. Recognition of this deferred tax asset has resulted in the recording of income tax expense in the first quarter of 2003. Pro forma amounts are shown so as to compare net income as if the Company had incurred income tax expense during 2002. A full explanation of this tax reconciliation can be found at the end of this release. A comparison of key operating results for the first quarter are as follows (in thousands, except for per share data):

                                                             First Quarter
                                                         --------------------
                                                           2003        2002
                                                         --------    --------
Net Sales                                                $  4,373    $  4,150
Operating Income                                         $    919    $    450
Reported after tax net income                            $    532    $    500
Reported after tax net income
  per diluted share                                      $   0.04    $   0.04
Net Income (Pro Forma for 2002)                          $    532    $    271
Net Income per diluted share (Pro Forma for 2002)        $   0.04    $   0.02

North American carat shipments, which represent 87% of total shipments, were up 5% (14% in dollar volume) for the quarter, primarily due to distribution expansion into a number of new markets and increased volume with retailers. International carat sales for the first quarter decreased 34% and thus shipments of 25,100 carats for the current period were 2% below the 25,700 carats in the same period of 2002.

Gross margin as a percentage of sales for the first quarter was 61.2%, an increase of 10.3 percentage points when compared to the same quarter in 2002. This increase was primarily caused by a 9% increase in average selling price per carat and improved yields during the specific FIFO period being relieved from inventory.

Operating expenses were up 6% for the quarter when compared to last year amounts due to higher sales and marketing expenditures used to promote customer sales opportunities. As a percentage of sales, operating expenses for the quarter were consistent with last year.

Bob Thomas, president and chief executive officer of Charles & Colvard, said, "Doubling our operating income versus the first quarter last year demonstrates our commitment to our shareholders by delivering this outstanding fundamental performance. Although our top line growth did not meet our internal goals, the 14% increase in North American sales volume is, we feel, a major achievement, given the performance of the industry as a whole, the current economic climate and the general concern brought about by the war in Iraq."

Mr. Thomas continued, "We remain optimistic and enthusiastic about our prospects, especially for the second half of this year. We've backed our confidence by an 80,300 share investment in our common stock which we repurchased during the first quarter."

CONFERENCE CALL
Management will host a conference call tomorrow morning, Thursday, April 17/th/ at 9:00 a.m. EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-863-1575 (973-582-2866 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 3851381 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company's ability to manage growth effectively, dependence on Cree Inc. for SiC crystals, dependence on a limited number of distributors such as K&G Creations and Stuller Settings, Inc., limited operating history and dependence on continued growth and consumer acceptance of the Company's products, in addition to other risks and uncertainties set forth in the Company's 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

                                       ###
                               -Tables Next Page-

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CONTACT:                            -OR-            INVESTOR RELATIONS COUNSEL:
Jim Braun, CFO                                      The Equity Group Inc.

Charles & Colvard                                   Linda Latman (212) 836-9609
(919) 468-0399 Ext. 224                             Sarah Torres (212) 836-9611
www.moissanite.com                                  www.theequitygroup.com

                             Charles & Colvard, Ltd.

                 Condensed Consolidated Statements of Operations

--------------------------------------------------------------------------------
                                                  Three Months Ended March 31,
                                                --------------------------------
                                                           (Unaudited)

                                                     2003               2002
                                                --------------------------------
Net sales                                       $  4,373,143       $  4,150,146
Cost of goods                                      1,698,441          2,038,954
                                                --------------------------------
Gross profit                                       2,674,702          2,111,192

Operating expenses:
   Marketing and sales                             1,152,012          1,053,646
   General and administrative                        602,357            607,212
    Research and development                           1,750                 --
                                                --------------------------------
Total operating expenses                           1,756,119          1,660,858
                                                --------------------------------

Operating income                                     918,583            450,334

Interest income, net                                  34,920             49,876
                                                --------------------------------
Income before taxes                                  953,503            500,210
Income tax expense                                   421,052                ---
                                                --------------------------------
Net income                                      $    532,451       $    500,210
                                                ================================

Basic net income per share                      $       0.04       $       0.04
                                                ================================
Diluted net income per share                    $       0.04       $       0.04
                                                ================================
Weighted-average common shares:
   Basic                                          13,302,867         13,373,747
                                                ================================
   Diluted                                        13,648,222         13,561,828
                                                ================================

                             Charles & Colvard, Ltd.
                      Condensed Consolidated Balance Sheets

------------------------------------------------------------------------------------

                                                            March 31,   December 31,
                                                                2003           2002
                                                        ----------------------------
Assets                                                   (unaudited)
Current Assets:
  Cash and equivalents                                  $  12,098,933   $ 13,282,245
  Accounts receivable                                       2,878,864      2,195,952
  Interest receivable                                           9,632         11,926
  Inventory                                                23,270,378     22,365,325
  Prepaid expenses and other assets                           336,605        327,179
  Deferred income taxes                                       250,601        250,601
                                                        ----------------------------
       Total Current Assets                                38,845,013     38,433,228
Long-Term Assets
  Equipment, net                                              516,025        449,947
  Patent and license rights, net                              267,987        272,291
  Deferred income taxes                                     6,372,244      6,793,296
                                                        ----------------------------
       Total Long Term Assets                               7,156,256      7,515,534
                                                        ----------------------------
         Total Assets                                   $  46,001,269   $ 45,948,762
                                                        ============================

Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable:
         Cree, Inc.                                     $   1,100,038   $    780,029
         Other                                                265,166        122,931
   Accrued payroll                                            175,230        723,467
   Accrued expenses                                           380,147        387,417
   Deferred revenue                                           150,499        183,367
                                                        ----------------------------
         Total Current Liabilities                          2,071,080      2,197,211

Commitments
Shareholders' Equity:
  Common stock                                             54,618,724     54,972,302
  Additional paid-in capital - stock options                2,439,499      2,439,734
  Accumulated deficit                                     (13,128,034)   (13,660,485)
                                                        ----------------------------
         Total Shareholders' Equity                        43,930,189     43,751,551
                                                        ----------------------------
         Total Liabilities and Shareholders' Equity     $  46,001,269   $ 45,948,762
                                                        ============================

                             Charles & Colvard, Ltd.
                       Pro Forma Net Income Reconciliation
                                   (unaudited)

                                                                   Three Months Ended March 31,
                                                                 ------------------------------
                                                                     2003               2002
                                                                 ------------       -----------
            As reported:
            Income before income tax expense                     $    953,503       $   500,210
              Income tax expense                                 $    421,052       $        --
                                                                 ------------       -----------
              Net Income                                         $    532,451       $   500,210
                                                                 ============       ===========

            Pro Forma:
            Income before income tax expense                     $    953,503       $   500,210
              Income tax expense (38% of U.S. taxable income)    $    421,052       $   229,303
                                                                 ------------       -----------
              Net Income                                         $    532,451       $   270,907
                                                                 ============       ===========

Pro forma net income for 2002 is comprised of the Company's net income for the period after adjustment for estimated income taxes utilizing an effective tax rate of 38% of U.S. taxable income. During the fourth quarter of 2002, the Company recorded a one-time, non-operating, non-cash addition to earnings of $6.7 million which reflects the expected future tax benefits from net operating loss carryforwards ($16.0 million at December 31, 2002) and other deferred tax assets. Recognition of this deferred tax asset has resulted in the recording of tax expense in the first quarter of 2003. Tax expense will be recorded during all profitable future quarters. However, U.S. Federal tax payments will only resume once the tax net operating loss carryforward has been completely utilized or if alternative minimum taxes are applicable.

Management believes that this pro forma information is useful to investors in comparing results of operations on a U.S. tax-equivalent basis in both periods.